Exhibit 99.6

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of IMAC Holdings, Inc. (the “Registration Statement”) and any and all amendments and supplements thereto, as a person who is named to become a director of the combined company (as defined in the Registration Statement) upon consummation of the merger, and to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Danica Holley
Danica Holley

Dated: November 13, 2023